**INDEPENDENT AUDITORS' INCLUSION LETTER**

---

We agree to the inclusion in the Cardone REIT I, LLC Form 1-A dated September 13, 2021 of our report, dated September 13, 2021, on our audit of the financial statements of Cardone REIT I, LLC as of July 31, 2021, and for the period from July 22, 2021 (inception) to July 31, 2021.

Kaufman, Rossin + Co.

Kaufman, Rossin & Co., P.A.
September 13, 2021
Miami, Florida